Exhibit 99.1

Egalet Corporation Appoints Timothy P. Walbert as Chairman of Board of Directors

Wayne, Penn.— June 15, 2015 — Egalet Corporation (Nasdaq: EGLT) (“Egalet”), a fully integrated specialty pharmaceutical company focused on developing, manufacturing and marketing innovative pain treatments, today announced the appointment of Timothy P. Walbert, chairman, president and chief executive officer (CEO) of Horizon Pharma plc, as chairman of the Egalet board of directors. Jean-Francois Formela, partner of Atlas Ventures who has been the chair of the Egalet board since March of 2012, will remain a director of the board.

“Under the leadership of Jean-Francois Formela, we have made great progress and have advanced our proprietary Guardian™ Technology product candidates to the final phase of testing,” said Bob Radie, president and CEO of Egalet. “Now as an organization focused on the promotion of our approved pain products, SPRIX® and OXAYDO™, and ultimately our pipeline products, Tim’s leadership and expertise building and running a commercial-stage, specialty pharmaceutical company will be beneficial to help lead Egalet to commercial success.”

Mr. Walbert has been in the pharmaceutical industry for over twenty years. Since 2008 he has been president and chief executive officer of Horizon Pharma plc, a public biopharmaceutical company, and has served as chairman of its board of directors since 2010. In addition to Egalet, Mr. Walbert serves on the board of directors of XOMA Corporation, the Pharmaceutical Research and Manufacturers of America (PhRMA), the Biotechnology Industry Organization (BIO), the Illinois Biotechnology Industry Organization (iBIO), ChicagoNEXT, a World Business Chicago (WBC) led council of technology leaders and the Greater Chicago Arthritis Foundation. Mr. Walbert is chairman of the Cures Within Reach Business Advisory Board and also a member of the Illinois Innovation Council.

“It is with great pleasure that I take on the role of chairman of Egalet at this exciting time when the company is establishing itself as a commercial organization,” said Timothy P. Walbert. “With the assets built from Egalet’s proprietary Guardian Technology plus the approved products, SPRIX and OXAYDO, Egalet is well positioned to make a difference in the market place.”

For a complete list of board members, please visit the egalet.com.

About Egalet

Egalet, a fully integrated specialty pharmaceutical company, is focused on developing, manufacturing and commercializing innovative pain treatments. The Company has two approved products: OXAYDO™ (oxycodone HCI, USP) tablets for oral use only —CII and SPRIX® (ketorolac tromethamine) Nasal Spray. In addition, using Egalet’s proprietary Guardian™ Technology, the Company is developing a pipeline of clinical-

stage, opioid-based product candidates that are specifically designed to deter abuse by physical and chemical manipulation. The lead programs, Egalet-001, an abuse-deterrent, extended-release, oral morphine formulation, and Egalet-002, an abuse-deterrent, extended-release, oral oxycodone formulation, are in late-stage clinical development for the management of pain severe enough to require daily, around-the-clock opioid treatment and for which alternative treatments are inadequate. Egalet’s Guardian Technology can be applied broadly across different classes of pharmaceutical products and can be used to develop combination products that include multiple active pharmaceutical ingredients with similar or different release profiles. Full additional information on Egalet, please visit egalet.com.

Please see full prescribing information for OXAYDO at oxaydo.com and full prescribing information for SPRIX at sprix.com.

Safe Harbor

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, and are subject to known and unknown uncertainties and risks. Actual results could differ materially from those discussed due to a number of factors, including, but not limited to: the success of our clinical trials, including the timely recruitment of trial subjects and meeting the timelines therefor; our ability to obtain regulatory approval of our product candidates; ability to have third parties manufacture our products; competitive factors; our ability to find and hire qualified sales professionals; general market conditions; and other risk factors described in Egalet’s filings with the United States Securities and Exchange Commission. Egalet assumes no obligation to update or revise any forward-looking-statements contained in this press release whether as a result of new information or future events, except as may be required by law.

Investor and Media Contact:
E. Blair Clark-Schoeb
Senior Vice President, Communications
Email: bcs@egalet.com
Tel: 917-432-9275